RAVEN GOLD CORP.
#205 - 598 Main Street
Penticton B.C.
Canada V2A - 5C7
P: (604) 683-7535

                                                                                                         March 6, 2007

RE: Forward Stock Split

To the Shareholders of the Raven Gold Corp.:

On February 20, 2007, the shareholders of Raven Gold Corp. (the “Company”) approved for the Company to effect a 2-for-l (2:1) forward stock split via an Action by the Written Consent of the Majority of Stockholders of the Company (the “Stock Split”). The purpose of this letter is to inform you of the effects of the Stock Split and provide you information on how to obtain a new stock certificate for your shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”).

The Stock Split became effective on March 6, 2007 (“Effective Date”), upon the filing of the Company’s Certificate of Amendment with the Nevada Secretary of State. On the Effective Date, the Company’s 37,620,000 outstanding shares of Common Stock were increased to 75,240,000 outstanding shares of Common Stock. On the Effective Date, each one share of the Company’s Common Stock (the “Old Stock”) was automatically converted into two shares of the Company’s Common Stock (the “New Stock”), and the holders of shares of Old Stock were entitled to receive one share of New Stock for each one share of Old Stock then held. Effective as of March 6, 2007, in connection with the Stock Split, the Company’s Common Stock will commence trading under the ticker symbol “RVNG.OB”.

In order for you to receive a stock certificate evidencing shares of New Stock to replace your current certificate for shares of Old Stock, we are enclosing a Letter of Transmittal. In accordance with its instructions, the Letter of Transmittal should be filly completed, executed and returned together with the certificates evidencing shares of Old Stock to the Company’s transfer agent, Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004, in the enclosed return envelope.

We are very pleased to have you as a shareholder of Raven Gold Corp. Should you have any questions about the Letter of Transmittal, please contact Continental Stock Transfer & Trust Company at (212) 509-4000. ext. 536.

Very truly yours,

Gary Haukeland
Chief Executive Officer